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EXHIBIT 4.5

HEALTHETECH, INC.
AMENDMENT NO. 2 TO THE SIXTH
AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT

        This Amendment No. 2, dated as of June 12, 2002 (the "Amendment"), to the Sixth Amended and Restated Investor Rights Agreement dated as of June 21, 2001, by and among HealtheTech, Inc., a Delaware corporation (the "Company") and the parties named therein, as may be amended (the "Rights Agreement"). Capitalized terms not defined herein have the meanings set forth in the Rights Agreement.

RECITALS

        A.    WHEREAS, the Company, the New Series C Investors, the Prior Series C Investors, the Founders, the Baby-C Holders, the Series A Investors and the Series B Investors are parties to the Rights Agreement.

        B.    WHEREAS, Dr. James Mault has transferred, or will be transferring, shares of the Company's common stock held by him to his wife, Mrs. Kellie Mault.

        C.    WHEREAS, the Company, the New Series C Investors, the Prior Series C Investors, the Founders, the Baby-C Holders, the Series A Investors and the Series B Investors desire to amend the Rights Agreement to add Mrs. Mault as a party to the Rights Agreement in order to afford her certain rights and subject her to certain obligations as set forth in the Rights Agreement.

        D.    WHEREAS, Mrs. Mault desires to become a part to the Rights Agreement and receive certain rights and agrees to be bound by certain obligations as set forth in the Rights Agreement and this Amendment.

        E.    WHEREAS, Section 5.4 of the Rights Agreement provides that any term of the Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities.

        NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Amendment to Definition of Founders.    Section 1.5 of the Rights Agreement is hereby amended and restated in its entirety as follows (with changes reflected in bold, italicized text):

          "Founders" shall mean James R. Mault, Allen M. Krass, Chad Mestler, Jurg Kehrli, Noel Johnson and, except for purposes of Section 2.6 hereof, Kellie Mault."

        2.    Amendment to Section 2.5(b).    The second paragraph of Section 2.5(b) of the Rights Agreement is hereby amended and restated in its entirety as follows (with changes reflected in bold, italicized text):

          "All Holders, Founders or Baby-C Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities, Founders' Stock and Baby-C Stock to be included in the registration and underwriting as follows: (i) in the event of the Company's initial public offering then up to all of the Registrable Securities, Founders' Stock and Baby-C Stock may be excluded; (ii) the first shares in any registration and underwriting to be excluded shall be the Founders'

  Stock and Baby-C Stock and the Registrable Securities shall be excluded only if no shares of Founders' Stock or Baby-C Stock are to be included in the registration and underwriting and thereafter the Registrable Securities to be included in the registration and underwriting shall be allocated to the participating Holders on a pro rata basis based on the total number of Registrable Securities entitled to registration pursuant to registration rights granted by the Company to the participating Holders, provided, however, that in the case of the Company's initial public offering, the managing underwriter may, in its discretion with the approval of the Company, include in such registration and underwriting shares held by Kellie Mault without regard to this Section 2.5(b), including without regard to any obligation under this Section 2.5(b) to exclude or include shares of Registrable Securities, Baby-C Stock or other Founder Stock on a priority or pro rata basis or otherwise, as applicable, from the registration and underwriting; and (iii) if such offering is not the Company's initial public offering, then no such reduction may reduce the number of securities being sold by the Holders, the Founders and Baby-C Holders to less than 25% of the shares being sold in such offering. The number of securities includable by any Holder, Founder, Baby-C Holder or other person may, in the discretion of the underwriters, be rounded to the nearest one hundred shares. Subject to the underwriter's rights to include shares held by Kellie Mault in any registration and underwriting in connection with the Company's initial public offering without regard to this Section 2.5(b), no securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If some but not all Founders' Stock and Baby-C Stock is to be excluded from a registration, the Founders' Stock and Baby-C Stock to be included shall be allocated to participating Founders and Baby-C Holders on a pro rata basis based on the total number shares of Founders Stock and Baby-C Stock held, subject to the underwriter's rights to include shares held by Kellie Mault in any registration and underwriting in connection with the Company's initial public offering without regard to this Section 2.5(b)."

        3.    Amendment to Section 2.14.    Section 2.14 of the Rights Agreement is hereby amended and restated in its entirety as follows (with changes reflected in bold, italicized text):

          "Market Stand-Off" Agreement. Any Holder, Founder or Baby-C Holder, if required by the Company and an underwriter of Common Stock (or other securities) of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Securities, Founders Stock or Baby-C Stock, as the case may be, held by such Holder, Founder or Baby-C Holder during the period not to exceed 180 days as requested by the managing underwriter following the effective date of the first registration statement of the Company filed under the Securities Act, provided that all officers, directors of the Company and holders of 1% or more of the Company's outstanding shares not otherwise a party to this Agreement enter into similar agreements and to the extent the underwriter releases any of such officer, director, or holder of 1% or more of the Company's outstanding shares not otherwise a party to this Agreement, the underwriter shall release the other holders pro rata. Such agreement shall be in writing in the form satisfactory to the Company and such underwriter. The Company may impose a stop-transfer instruction with respect to the shares (or other securities) subject to the foregoing restriction until the end of such period. The sale by Kellie Mault of shares in connection with the Company's initial public offering, whether pursuant to a release or otherwise, shall not require the underwriters to release the other holders pro rata and shall not excuse the Holders, Founders and Baby-C holders from their agreements and obligations under this Section 2.14."

        4.    Miscellaneous.

          (a)  Entire Agreement.    This Amendment and the Rights Agreement constitute the full and entire agreement between the parties with regard to the subjects hereof.

          (b)  Governing Law.    This Amendment shall be governed in all respects by the internal laws of the State of Delaware.

          (c)  Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

          (d)  Facsimile or Telecopy Signatures.    A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

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        IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the date first written above.

HEALTHETECH, INC.	FOUNDERS:

By:

Name: James R. Mault Title: Chief Executive Officer	James R. Mault

Allen M. Krass

Chad Mestler

Jurg Kehrli

Noel Johnson

Kellie Mault

STOCKHOLDERS:

(Name of Stockholder)

(Signature of Authorized Stockholder Representative)

(Print name and title of authorized signatory, if applicable)

SIGNATURE PAGE TO AMENDMENT NO. 2 TO RIGHTS AGREEMENT

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  EXHIBIT 4.5
HEALTHETECH, INC. AMENDMENT NO. 2 TO THE SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
RECITALS